Exhibit 10.7

T H I S  L I C E N C E is made on the date specified in the Particulars between the Landlord, the Tenant, the Tenant’s Guarantor, the Undertenant and the Undertenant’s Guarantor.

T H I S  D E E D  W I T N E S S E S as follows:

1.	INTERPRETATION

1.1	In this licence, except where the context otherwise requires, the following words and expressions have the following meanings:

“Act” means the Landlord and Tenant (Covenants) Act 1995;

“Building” has the same meaning as in the Underlease;

“Business Day” means a day which is not a Saturday, a Sunday, Christmas Day, Good Friday or a bank holiday in England and Wales;

“Consents” means all requisite licences, consents, permissions and approvals from the relevant local and other competent authorities and from the insurers and any other persons interested in the Premises, including but not limited to the District Surveyor, Edf Energy and other utilities providers;

“Detailed UPS Works Specification” shall have the meaning given to this expression in clause 6 of this Deed;

“Landlord” means the Landlord specified in the Particulars or such other person as may from time to time be entitled to the reversion immediately expectant on the end of the Term;

“Landlord’s Fit Out Regulations” means the Landlord’s fit out regulations for the Building attached to this Deed as Annex 1;

“Landlord’s Solicitors” means Slaughter and May of One Bunhill Row, London EC1Y 8YY (Ref: JSYN/DJWS) or such other firm or firm of solicitors as the Landlord may notify to a relevant party at any time;

“Landlord’s UPS Works” means the works to be undertaken by or on behalf of the Landlord for the transfer of the Landlord’s plant and equipment from UPS2 to UPS1 in accordance with the Landlord’s UPS Works Specification prior to the carrying out of the UPS Works by the Undertenant;

“Landlord’s UPS Works Specification” means the specification for the Landlord’s UPS Works attached to this Deed at Annex 2;

“Lease” means the Lease specified in the Particulars and any instrument made under it or collateral to it;

“Method Statement” means the method statement(s) to be agreed pursuant to clause 4 of this Deed;

“Mechanical Space Area” has the meaning given in the Underlease;

“Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004 and the Planning Act 2008;

“Premises” means the Premises specified in the Particulars and more particularly described in and demised by the Underlease;

“Recommission” means such operational testing and certification of UPS1 and/or UPS2 (as the case may be) as may be required by the Landlord and/or by the District Surveyor and “Recommissioned” and “Recommissioning” shall be construed accordingly;

“Regulations” means the Construction (Design and Management) Regulations 2007;

“Relevant Works” means those elements of the Works which comprise alterations:

(a)	to the sprinkler system;

(b)	to the fire alarm systems,

(c)	the BMS systems (including the UPS Works);

(d)	the fire stopping systems; and

(e)	the mechanical and electrical systems,

in each case as more particularly described in the Undertenant’s Works, Scope and Plans;

“Relevant Works Contract(s)” means the contract(s) to be entered into by the Undertenant for the execution and completion of the Relevant Works in accordance with the terms of this Deed;

“Relevant Works Contractor” means such reputable and suitably qualified and experienced contractor or contractors to be employed by the Undertenant for the execution of the Relevant Works (or any part of the same) in accordance with the terms of this Deed;

“Satellite Dishes” means the Satellite Dishes to be erected on the Mechanical Space Area as part of the Works;

“Strip Out Works” means the strip out works to the Premises described in the Strip Out Works Specification and comprising the first phase of the Works;

“Strip Out Works Specification” means the specification describing the Strip Out Works which is annexed to this Deed as Annex 3;

“Tenant” means the Tenant specified in the Particulars and includes its successors in title;

“Tenant’s Guarantor” means the Tenant’s Guarantor specified in the Particulars;

“Tenant’s Solicitors” means Mayer Brown International LLP of 201 Bishopsgate London EC2M 3AF (Ref: Anita Jones) or such other firm or firm of solicitors as the Tenant may notify to a relevant party at any time;

“Term” means the term of years granted by the Underlease;

“Underlease” means the Underlease specified in the Particulars and any instrument made under it or collateral to it;

“Undertenant” means the Undertenant specified in the Particulars and includes its successors in title;

“Undertenant’s Guarantor” means the Undertenant’s Guarantor specified in the Particulars;

“Undertenant’s Professional Team” means those firms employed by or on behalf of the Undertenant to provide architectural, mechanical and electrical, and engineering services in relation to the Works;

“Undertenant’s Professional Team Appointment” means any deed of appointment entered into by the Undertenant or the Relevant Works Contractor with a member of the Undertenant’s Professional Team;

“Undertenant’s Solicitors” means DLA Piper UK LLP of 3 Noble Street, London EC2V 7EE (Ref: Rachel Orton);

“Undertenant’s Works Building Contract” means the building contract to be entered into by the Undertenant with the Undertenant’s Works Contractor by way of a deed for the carrying out of the design and construction of the Works;

“Undertenant’s Works Contractor” means such reputable and suitably qualified and experienced contractor or contractors to be employed by the Undertenant for the execution of the Works (or any part of them but excluding the Relevant Works);

“Undertenant’s Works, Scope and Plans” means the Strip Out Specification, the UPS Works Specification, the Detailed UPS Works Specification, the Stage D Plus Report dated 22 September 2010 and the plans and specifications detailing the remaining works both attached to this Deed as Annex 5;

“UPS1” means the uninterrupted power supply system (no.1) currently located on level 13 of the Building and its associated infrastructure;

“UPS2” means the uninterrupted power supply system (no.2) currently located on level 14 of the Building and its associated infrastructure;

“UPS Works” means the works required to UPS1 and UPS2 as more particularly described in the UPS Works Specification and the Detailed UPS Works Specification;

“UPS Works Specification” means the works to UPS1 and UPS2 and their associated infrastructure contained in the UPS works specification attached to this Deed as Annex 4;

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and includes any future taxes, duties or charges of a similar nature; and

“Works” means:

(a)	the alterations to the Premises (excluding the ground floor);

(b)	the Relevant Works; and

(c)	the Strip Out Works,

as more particularly described in the Undertenant’s Works, Scope and Plans (together with the reinstatement referred to in this licence) and the making good of any damage caused by carrying out such works.

1.2	Any amounts payable by the Tenant or the Undertenant under this licence shall be recoverable as arrears of rent under the Lease or the Underlease (as applicable).

1.3	The right of re entry in the Lease and the Underlease shall be exercisable on any breach of any covenant in this licence as well as on the happening of any of the events referred to in the Lease or the Underlease (as applicable).

1.4	This licence is collateral to the Lease and to the Underlease.

1.5	This licence incorporates the Particulars.

1.6	In this licence, unless otherwise specified:

(A)	a reference to a clause or a Schedule is to a clause of or a Schedule to this licence;

(B)	headings to clauses and Schedules are for convenience only and do not affect the interpretation of this licence;

(C)	words in this licence denoting the singular include the plural meaning and vice versa;

(D)	a covenant by any party not to do any act, matter or thing includes a covenant not to cause, permit or suffer the doing of it;

(E)	a reference to a particular statute or a statutory provision is a reference to it as it may have been or may in the future be amended, modified or re enacted and to any regulation, statutory instrument, order, byelaw, direction or other provision that may have been made or may in the future be made under it;

(F)	where a party consists of two or more persons the obligations of such persons are joint and several;

(G)	nothing in this licence releases or lessens the liability of any person to the Landlord or the Tenant in respect of the covenants and conditions in the Lease or the Underlease (as applicable) or constitutes a waiver of any outstanding breach;

(H)	nothing in this licence permits any action not permitted expressly;

(I)	a reference to “Premises” or the “Building” includes a reference to any part of the Premises and/or the Building (as the case may be) and improvements and additions made to, and fixtures, fittings and appurtenances in, the Premises (other than tenant’s and trade fixtures and fittings);

(J)	a reference to “end of the Term” includes the coming to an end of the Term in any way including termination, expiration, surrender, frustration and forfeiture; and

(K)	the expression “tenant covenant” has the meaning ascribed to it in section 28(1) of the Act.

2.	WORKS

The Landlord grants licence to the Tenant and the Tenant grants licence to the Undertenant for the carrying out of the Works.

3.	UNDERTENANT’S RIGHTS

3.1

Following approval of the relevant Method Statement pursuant to clause 4 and in the case of the UPS Works approval of the Detailed UPS Works Specification pursuant to Clause 6 and completion of the works pursuant to Clause 10.1(A), the Landlord grants to the Tenant and the Tenant grants to the Undertenant and its contractors rights to enter with all necessary equipment onto such parts of the Building as are reasonably necessary for carrying out the UPS Works and installation of the Satellite Dishes provided that the UPS Works and installation of the Satellite Dishes and associated infrastructure are carried out in accordance with the covenants on the part of the Undertenant contained in this Deed.

3.2	The exercise of the rights in clause 3.1 shall be subject to the Undertenant entering:

(A)	after giving reasonable prior written notice; and

(B)	causing as little inconvenience as reasonably practicable and making good any damage caused to the Building (including for the avoidance of doubt UPS1, UPS2 and the Mechanical Space Area) without unreasonable delay.

4.	METHOD STATEMENT

4.1	Prior to commencement of each stage of the Works, the Undertenant shall submit the relevant Method Statement to the Landlord and the Tenant for approval (such approval not to be unreasonably withheld or delayed) which Method Statement shall contain the following information insofar as it is reasonably necessary and practicable for the same to be included:

(A)	details of the Undertenant’s Professional Team for the design and carrying out of the Works;

(B)	details of the manner in which the Undertenant will structure the responsibilities of the Undertenant’s Professional Team, the Undertenant’s Works Contractors and the Relevant Works’ Contractors and subcontractors engaged in connection with the carrying of the Works;

(C)	details of the proposed construction schedule for the Works;

(D)	proposal for the liaison, coordination and cooperation between the Landlord and the Tenant and the Undertenant’s Professional Team, the Undertenant’s Works Contractor and the Undertenant’s Relevant Works’ Contractor and subcontractors;

(E)	names, addresses and telephone numbers of two persons who are contactable 24 hours a day in connection with any matter arising from the Works;

(F)	proposals for the dates and times of delivery to the Premises of materials and equipment intended for the incorporation and use in the Works;

(G)	proposals for the storage of the materials and equipment intended for the incorporation in the Works;

(H)	proposals for the method by which (on a regular basis) separately materials, refuse and rubbish of the Undertenant, its contractors, servants and agents are to be removed; and

(I)	proposals for minimising dust, grit and noise during the carrying out of the Works.

4.2	The Undertenant shall promptly notify the Landlord and the Tenant of any material changes to the Undertenant’s construction schedule for the carrying out of the Works.

5.	PRIOR TO COMMENCEMENT

5.1	The Undertenant covenants with the Landlord and separately with the Tenant not to commence the Works before:

(A)	the Consents for the relevant part of the Works to which the relevant Consent relates have been obtained (save in respect of the building regulations consent which shall be obtained prior to the Tenant’s actual occupation of the Premises);

(B)	such Consents have been produced to the Landlord and the Tenant and acknowledged by each of them in writing as satisfactory (such acknowledgement not to be unreasonably withheld or delayed);

(C)	the insurers of the Premises have been advised of the Works and have acknowledged in terms acceptable to the Landlord and the Tenant (both acting reasonably) that the Landlord’s insurance will not be adversely affected;

(D)	the Landlord and the Tenant have been notified in writing of the anticipated date of commencement of the relevant stage of the Works;

(E)	in respect of the commencement of the UPS Works only, the Landlord and Tenant have approved the Detailed UPS Works Specification in accordance with Clause 6; and

(F)	the Landlord and the Tenant have approved the relevant Method Statement pursuant to Clause 4.

6.	DETAILED UPS WORKS

6.1	The Undertenant shall as soon as practicable after the date of this Deed prepare or cause to be prepared such additional plans drawings working drawings and specifications and other details of the UPS Works and any other works to the power distribution systems developed from, consistent with and expanding upon the preliminary description contained in the UPS Works Specification and in sufficient detail to enable the Landlord and the Tenant to approve the extent, nature and scope of the proposed UPS Works.

6.2

As soon as the Detailed UPS Works Specification has been prepared in accordance with Clause 6.1, the Undertenant shall submit the same in duplicate to the Landlord and the Tenant for written approval (such approval not to be unreasonably withheld or delayed) provided that the Landlord may in its absolute discretion withhold such approval where such Detailed UPS Works Specification would cause any detriment to the building systems in the Building (or their future use) or the structure of the Building or increase the cost in use of the building systems.

6.3	If the Landlord and/or the Tenant refuses approval in accordance with Clause 6.2, the Landlord and/or Tenant shall provide the Undertenant with written reasons for such refusal, then the Undertenant shall procure the preparation of a revised Detailed UPS2 Works Specification (or the relevant part of the same) taking into account the Landlord’s and/or the Tenant’s reasons for refusal and shall re-submit the same to the Landlord and the Tenant with a further request for approval and the procedure in Clauses 6.2 and this 6.3 shall be repeated until the Detailed UPS2 Works Specification is in such form as is approved by the Landlord and the Tenant.

7.	VARIATION TO THE WORKS

Subject to the provisions of Clause 6 of this Deed, the Undertenant will not make any variations to the Works without the written consent of the Tenant and the Landlord but (save where the Landlord’s consent to the same is required under the terms of the Lease) the Undertenant may make variations without such consent:

(A)	if the variations are of an insubstantial or of an immaterial and a routine nature; or

(B)	if either the materials specified in the Undertenant’s Works Scope and Plans are not readily available or cannot be obtained at a reasonable cost or if the building contractor under the Undertenant’s Works Building Contract is entitled under such contract to substitute suitable alternative materials in which case the Undertenant may substitute materials of equivalent or superior standard; or

(C)	in order to comply with or to obtain any of the Consents; or

(D)	in order to comply with the lawful requirements of any competent authority; or

(E)	if consent is not required under the terms of the Lease;

provided that prior to implementing such variations, the Undertenant notifies the Tenant and the Landlord in writing of the variations and as soon as reasonably practicable after such variation have been completed, gives the Tenant and the Landlord full written details of such variations.

8.	UNDERTENANT’S PROFESSIONAL TEAM AND UNDERTENANT’S WORKS CONTRACTOR(S)

8.1

The Undertenant shall obtain the Tenant’s approval (such approval not to be unreasonably withheld or delayed in respect of the Tenant) and the Landlord’s approval for each member of the Undertenant’s Professional Team whose duties relate in whole or in part to the Relevant Works and each Relevant Works Contractor (together with any replacement of any person listed in Schedule 1) whose duties will relate in whole or in part to the Relevant Works before each such person is appointed and for these purposes the Landlord and the Tenant confirm that they each approve the appointment of the persons listed in Schedule 1 in connection with the design and/or carrying out of the Relevant Works.

8.2	The Undertenant shall obtain the Landlord’s and the Tenant’s approval (such approval not to be unreasonably withheld or delayed in respect of the Tenant) to each of the Undertenant’s Professional Team Appointments in so far as they relate to the Relevant Works, each Relevant Works Contract and the Undertenant’s Works Building Contract or in each case to any material variation thereof.

8.3	For the purposes of this Clause 8 but without prejudice to the other terms of this Deed, the Landlord and the Tenant confirms that the Undertenant’s Professional Team Appointments, the Relevant Works Contracts and the Undertenant’s Building Contract as provided to the Landlord and listed in Part 1B of Schedule 1 are approved.

8.4	The Undertenant shall procure the execution and delivery to the Tenant and the Landlord, as soon as reasonably practicable after commencement of the Works and in any event by 31 January 2011, of a collateral duty of care warranty from each person and in the relevant form listed in the Schedule (or their replacement as permitted by this Deed) (save for the parties marked with a “*” in the Schedule) and attached at Annex 6 to this Deed, or with such amendments to that form as are approved by the Tenant and the Landlord, such approval not to be unreasonably withheld or delayed.

8.5	The Undertenant shall deliver to the Landlord and the Tenant as soon as reasonably practicable following completion of the relevant document complete certified copies of each completed appointment and contract referred to in the Schedule together with evidence of current professional indemnity cover.

9.	UNDERTENANT’S COVENANTS RELATING TO THE WORKS

The Undertenant covenants with the Landlord and separately with the Tenant:

(A)	to pay and satisfy any charge or levy imposed under the Planning Acts in respect of the Works;

(B)	to comply with the Consents for the Works;

(C)	to comply with every enactment (which expression in this sub clause includes any and every statute now or for the time being in force and every order, regulation, byelaw or direction made or issued under or in pursuance of any such statute) and every provision, requirement or direction of any local or other competent authority relating to the Works;

(D)	to carry out the Works in such a way so as not to prejudice the Landlord’s or the Tenant’s rights of action against the contractors responsible for the original construction of the Building and the architects, engineers and other persons engaged in a consultative capacity in connection with their specification, design or supervision including but not limited to any rights of action in connection with any subsisting latent defects policy or policies;

(E)	to carry out the Works:

(i)	at its own expense;

(ii)	with due diligence and without delay;

(iii)	in a good and workmanlike manner and in accordance with good building and other relevant practices, codes and guidance;

(iv)	by the Undertenant’s Works Contractor and/or the Relevant Works Contractors;

(v)	in accordance with the Method Statement;

(vi)	in compliance with all Consents;

(vii)	using suitable materials of good quality;

(viii)	in accordance with the Strip Out Specification;

(ix)	in accordance with the Landlord’s Fit Out Regulations;

(x)	in accordance with the Undertenant’s Works Scope and Plans; and

(xi)	to the reasonable satisfaction of the Landlord and the Tenant;

(F)	on reasonable prior notice and time to be agreed with the Undertenant to allow the Landlord and the Tenant and all other persons interested in the Premises to inspect and test the Works whilst they are progressing and on their completion;

(G)	to carry out the Works with as little inconvenience to the Landlord, the Tenant and any owners or occupiers of the Building or adjoining or neighbouring premises as is reasonably practicable and to make good forthwith all damage arising out of or incidental to the Works;

(H)	on reasonable prior notice to the Undertenant to permit the Landlord, the Tenant and all persons authorised by the Landlord or the Tenant (but without prejudice to the right of re entry contained in the Lease and the Underlease) to enter upon the Premises to remedy any breaches of the covenants contained in this licence of which written notice is given by the Landlord or the Tenant and to pay the proper costs incurred by the Landlord and the Tenant in so doing on demand;

(I)	to produce as soon as reasonably practicable following demand such evidence as the Landlord or the Tenant may require (acting reasonably) to satisfy themselves that the covenants contained in this licence have been complied with;

(J)	within one month of the date of completion of the Works to supply to the Landlord and the Tenant two copies of as built drawings showing the completed Works and a copy of the operation and maintenance instructions necessary for the safe and efficient operation and maintenance of any plant comprised in the Works; and

(K)	before the end of the Term and unless the Landlord or the Tenant otherwise directs in writing, to carry out in a good workmanlike manner with suitable materials of good quality any works stipulated to be carried out to the Premises by a date subsequent to the end of the Term as a condition of any Consents which are implemented in whole or in part.

10.	COMMISSIONING REQUIREMENTS

10.1	The UPS Works shall be undertaken in the following order:

(A)	as soon as reasonably practicable following the date of this Deed the Landlord (or its contractors) shall undertake the Landlord’s UPS Works and UPS1 and UPS2 shall be Recommissioned by the Landlord (or its contractors); and

(B)	following approval of the Detailed UPS Works Specification pursuant to Clause 6 of this Deed and completion of the Landlord’s UPS Works pursuant to Clause 10.1(A) of this Deed, the Undertenant shall undertake the works to UPS1 and UPS2 set out in the Detailed UPS Works Specification and UPS1 and UPS2 (and all associated bus bars) shall be Recommissioned by the appropriate Relevant Works Contractor(s).

10.2	Following completion of the UPS Works in accordance with Clause 10.1(A), the Undertenant shall give the Landlord and the Tenant not less than 10 Business Days’ notice of its intention to demonstrate that UPS1 or UPS2 has been Recommissioned (as the case may be). If following the procedure in this Clause 10.2, the Landlord is not satisfied that UPS1 or UPS2 has been successfully Recommissioned, that procedure shall be repeated as often as is necessary until the Landlord is satisfied that the UPS1 or UPS2 (as the case may be) have been Recommissioned.

10.3	During the carrying out of the UPS Works, the Landlord and the Tenant shall have the right to inspect the UPS Works on reasonable notice in order to inspect the quality and compliance of the installation of the UPS Works against the Detailed UPS Works Specification. For the avoidance of doubt, the Landlord and the Tenant shall not make representations nor give instructions directly to the Relevant Works Contractor or member of the Undertenant’s Professional Team (including any sub-contractor) carrying out the UPS Works.

10.4	Prior to taking occupation of the Premises, the Undertenant shall give the Landlord and the Tenant not less than 10 Business Days’ notice of its intention to demonstrate that:

(A)	the cooling systems have been Recommissioned and in doing so shall demonstrate to the Landlord and the Tenant that the chilled water flow rates do not exceed a total of 1400kW based on the commissioned flow rates across floors 1 to 4 of the Premises of 55.93 kg/s and that energy heat meters have been installed to the Landlord’s satisfaction and to the Tenant’s reasonable satisfaction on each floor of the Premises in accordance with the Undertenant’s Works, Scope and Plans; and

(B)	the life safety systems (including the security systems, fire alarms, access control, CCTV and sprinkler systems) and BMS systems have been Recommissioned and in doing so correctly interface with the base build installation in accordance with the Undertenant’s Works, Scope and Plans.

10.5	If following the procedure in Clause 10.4, the Landlord and the Tenant are not satisfied that the building systems set out in Clause 10.4 have been successfully Recommissioned, that procedure shall be repeated as often as is necessary until the Landlord and the Tenant are satisfied that such building systems (as the case may be) have been Recommissioned (in each case the Tenant acting reasonably and without undue delay).

11.	REGULATIONS

The Undertenant covenants with the Landlord and separately with the Tenant:

(A)	to elect to accept that the Undertenant shall be the only client in respect of the Works pursuant to the Regulations, in accordance with Regulation 8 thereof;

(B)	to observe and perform and to ensure that the CDM co-ordinator, the contractors carrying out the Works and the architects, engineers or other persons engaged in connection with the Works observe and perform their respective obligations under the Regulations;

(C)	to advise the Landlord and the Tenant of the identity of the appointed CDM co-ordinator;

(D)	to advise the Landlord and the Tenant of the appointed principal contractor;

(E)	to ensure that all relevant documents relating to the Works are placed in the health and safety file in accordance with the Regulations;

(F)	no more than one month after completion of the Works to deliver to the Landlord and the Tenant a copy of the completed and updated health and safety file and at the end of the Term the original health and safety file;

(G)	on an assignment of the Premises, to deliver to the assignee the completed and updated health and safety file; and

(H)	to comply, and to procure that the members of the Undertenant’s Professional Team comply with the Regulations and the Undertenant shall execute and deliver to the Health & Safety Executive, a declaration in accordance with paragraph 4(4) of the Regulations that it will act as the client in respect of the Works for the purposes of the Regulations.

12.	REINSTATEMENT

12.1	Subject to Clause 12.4 and save for the UPS Works in respect of which the provisions of Clauses 12.2 and 12.3 shall apply, the Undertenant covenants with the Landlord and separately with the Tenant to dismantle and remove the Works and in a good and workmanlike manner reinstate and make good the Premises and restore the same to the state and condition in which they were prior to the commencement of the Works and in compliance with the Undertenant’s covenants in clause 4.10 of the Underlease to the reasonable satisfaction of the Landlord and the Tenant:

(A)	on demand if any of the Consents for the Works is withdrawn or lapses;

(B)	on demand upon the consent contained in this licence becoming void; and

(C)	immediately prior to the expiration or sooner determination of the Term in accordance with clause 4.10 of the Underlease.

12.2	Subject to Clause 12.4, in respect of the UPS Works, the Undertenant covenants with the Landlord and separately with the Tenant in a good and workmanlike manner to dismantle and/or remove and reinstate the UPS Works and make good and Recommission UPS1 and UPS2 as may be required by the Landlord (which for the avoidance of doubt may include reinstatement and making good and the Recommission of UPS1 and UPS2 to the state and condition in which they were prior to the commencement of the UPS Works):

(A)	if any of the Consents for the UPS Works is withdrawn or lapses;

(B)	upon the consent contained in this licence becoming void;

(C)	at the end of the Term unless released by the Landlord and the Tenant in writing from compliance with this obligation; and

(D)	in the event that MF Global UK Limited (Company Number 1600658) and or a Group Company (as defined in the Underlease) of MF Global UK Limited (Company Number 1600658) ceases to be the Undertenant or ceases to be in occupation of the whole of the Premises.

12.3	The Undertenant’s obligations in Clause 12.2 shall be undertaken:

(A)	by such contractors as the Landlord may reasonably require;

(B)	in accordance with a method statement and timetable approved by the Landlord and the Tenant including timetable and rights of access to the Building to be granted by the Landlord (in each case acting reasonably); and

(C)	at the Undertenant’s sole cost,

and otherwise in accordance with its applicable obligations set out in this Licence.

12.4	Reinstatement of the Works by the Tenant or the Undertenant cannot be required under this Deed, the Lease or the Underlease where:

(A)	MF Global UK Limited (Company Number 1600658) and or a Group Company (as defined in the Underlease) of MF Global UK Limited (Company Number 1600658) have entered into a binding agreement for the grant of a new underlease of the Premises provided that such underlease contains provisions for reinstatement of the Works at the end of the term of such underlease; or

(B)	the Undertenant has applied to the court for a new tenancy under the provisions of Part II of the Landlord and Tenant Act 1954 and the court has ordered the grant of a new tenancy provided that such a new tenancy contains provisions for reinstatement of the Works at the end of the term of such new tenancy and no application has been made for revocation of the order under section 36(2) of that Act within the time limit for doing so, and in such circumstances the Landlord shall not require reinstatement of the Works under the Lease or any renewal (whether statutory or otherwise), holding over or extension of the Lease or any new lease of the whole or any part of the Building between the Landlord and the Tenant (if any) prior to the expiry or earlier determination of any new underlease or tenancy entered into pursuant to Clauses 12.4(A) or 12.4(B) and for the avoidance of doubt, this Clause 12.4 shall not prejudice any other reinstatement obligations in this Deed, the Lease or the Underlease not relating to the Works.

13.	COSTS, EXPENSES AND INDEMNITY

The Undertenant covenants with the Landlord and separately with the Tenant:

(A)	to pay and satisfy any charge or levy imposed under the Planning Acts in respect of the carrying out of the Works;

(B)

to indemnify and keep indemnified the Landlord and the Tenant from and against all proper actions, costs, claims, demands and expenses arising from the Works or any removal of them or in making good any damage which is caused by the carrying out of the Works or the removal of them or any breach or non observance of the covenants contained in this licence or by reason of any act or default of the Undertenant or its employees, agents, visitors or licensees (but for the avoidance of doubt not in respect of the Tenant’s costs incurred on the grant of this Deed); and

(C)	to indemnify the Landlord and the Tenant against any tax or imposition which becomes payable by reason of the carrying out of the Works and against any additional tax or imposition which either during or after the end of the Term becomes payable in respect of the Premises whether as a result of the loss of exemption from tax or the loss of eligibility for reduced rates of tax or as a result of the grossing up of tax or otherwise which but for the carrying out of the Works would not have been payable.

14.	TENANT’S AND UNDERTENANT’S COVENANTS RELATING TO THE WORKS

14.1	The Tenant covenants with the Landlord:

(A)	to procure that the Undertenant observes and performs the covenants on the part of the Undertenant contained in this licence and to observe and perform such covenants if the Undertenant fails to do so;

(B)	on completion of this licence and against the production of an invoice to pay the costs and disbursements of the Landlord and its solicitors, surveyors, managing agents, insurers and other professional advisers in connection with this licence, including any value added tax in respect of those costs and disbursements up to a maximum of £6,000 plus value added tax for solicitor’s costs and £42,000 plus value added tax for surveyors’ costs;

(C)	to indemnify and keep indemnified the Landlord from and against all actions, costs, claims, demands and expenses arising from the Works or any removal of them or in making good any damage which is caused by the carrying out of the Works or the removal of them or any breach or non-observance of the covenants contained in this licence or by reason of any act or default of the Undertenant, the Tenant or their respective employees, agents, visitors or licensees;

(D)	to indemnify the Landlord against any tax or imposition which becomes payable by reason of the carrying out of the Works and against any additional tax or imposition which either during or after the end of the Term becomes payable in respect of the Premises or any other property whether as a result of the loss of exemption from tax or the loss of eligibility for reduced rates of tax or as a result of the grossing up of tax or otherwise which but for the carrying out of the Works would not have been payable;

(E)	to pay the Landlord’s reasonable and proper costs incurred by or on behalf of the Landlord in connection with the Landlord’s UPS Works and any Recommissioning of the same within ten (10) Business Days of production of an invoice;

(F)	to pay to the Landlord on a monthly basis in arrears against the production of an invoice the reasonable and proper costs incurred by the Landlord in connection with all additional security, loading dock and other staff, as are reasonably required as a result of the carrying out of the Works together with the Landlord’s managing agent’s reasonable and proper administrative costs incurred in connection with the provision of such staff for the duration of the Works; and

(G)	to pay the Landlord’s (or the Landlord’s managing agent’s) reasonable and proper costs on a monthly basis in arrears against the production of an invoice incurred in connection with the approvals to be given by the Landlord in accordance with and following the date of this Deed provided that approval in not unreasonably withheld where it is not permitted to be unreasonably withheld pursuant to the terms of this Deed.

14.2	The Undertenant covenants with the Tenant:

(A)	on completion of this licence and against the production of an invoice to pay to the Tenant the costs and disbursements due by the Tenant to the Landlord pursuant to clause 14.1(B) up to a maximum of £6,000 plus value added tax for solicitor’s costs and £42,000 for surveyors’ costs;

(B)	to pay the Tenant reasonable and proper costs incurred by or on behalf of the Tenant and due by the Tenant to the Landlord pursuant to clause 14.1(E) in connection with the Landlord’s UPS Works and any Recommissioning of the same within ten (10) Business Days of production of an invoice;

(C)	to pay to the Tenant on a monthly basis in arrears against the production of an invoice the reasonable and proper costs due by the Tenant to the Landlord pursuant to clause 14.1(F); and

(D)	to pay the costs on a monthly basis in arrears against the production of an invoice the reasonable and proper costs due by the Tenant to the Landlord pursuant to clause 14.1(G).

15.	AGREEMENT AND DECLARATION

It is agreed and declared that:

(A)	the consent contained in this licence is voidable at the option of the Landlord or the Tenant by notice in writing to the Undertenant without prejudice to the rights of the Landlord and the Tenant under this licence if:

(i)	the Consents for the Works (other than the consents required under building regulations which shall be obtained prior to the Undertenant’s occupation) are not obtained and produced to the Landlord and the Tenant within nine (9) months from (and including) the date of this licence; or

(ii)	the Works are not commenced and commencement notified to the Landlord and the Tenant within six months from (and including) the date of this licence; or

(iii)	the Works are not completed and completion notified to the Landlord and the Tenant within twelve months from (and including) the date of this licence; or

(iv)	the Undertenant fails to make good all breaches of the covenants contained in this licence of which written notice is given by the Landlord or the Tenant within such reasonable time as may be stipulated in the notice;

(B)	sums received by the Landlord or the Tenant under this licence by way of indemnity which are treated for taxation purposes as income of the Landlord or the Tenant (as applicable) as opposed to payment by way of indemnity shall be increased to the extent necessary to ensure that after discharging the tax on such sums the Landlord or the Tenant receives on the due date and retains a net amount equal to that which it would have received if the sums had not been so treated;

(C)	nothing in this licence nor any approval of the Undertenant’s Works Scope and Plans whilst progressing or when completed shall release any party from the covenants in this licence or in the Underlease or the Lease or imply or constitute any representation or warranty on the part of the Landlord, the Tenant, their respective solicitors, surveyors or professional advisers that the Premises and their services are suitable for the purpose of the Works;

(D)	the tenant covenants in the Lease and the Underlease will extend to the Works and the Lease and the Underlease shall apply to the Premises as altered by the Works;

(E)	nothing in this licence nor any notice, specification or plan of the Works served on the Landlord or the Tenant shall be deemed to be notice under the Landlord and Tenant Acts 1927 and 1954 of an intention to make improvements to the Premises and there shall be no entitlement to compensation in respect of the Works at the end of the Term;

(F)	any effect on the rental value of the Premises caused by the Works or by the obligations contained in this licence shall be disregarded for the purpose of any review of rent under the Lease or the Underlease; and

(G)

where, pursuant to the terms of this Deed, the Tenant and/or the Undertenant are required to reimburse the Landlord or the Management Company or any other person (“Recipient”) for any cost, fee, charge, disbursement or expense (or any proportion of it), the Tenant or the Undertenant as appropriate shall also reimburse the Recipient for any part of such cost, fee, charge, disbursement or expense (or proportion of it) which represents VAT, save to the extent that the Recipient is entitled to credit or repayment in respect of such VAT from Revenue & Customs.

16.	TENANT’S GUARANTOR’S ACKNOWLEDGEMENT

16.1	The Tenant’s Guarantor consents to the Tenant entering into this licence and agrees that the Tenant’s Guarantor’s obligations under the Lease:

(A)	shall extend and apply to the covenants of the Tenant in this licence;

(B)	shall not be released or diminished by any provision of this licence; and

(C)	to the extent that any provision of this licence varies the terms of the Lease, shall apply to the Lease as varied.

16.2	The Tenant’s Guarantor guarantees to the Landlord that the Tenant will observe and perform its obligations under this Licence, such guarantee to be in the same form mutatis mutandis as the covenants set out in the Fourth Schedule of the Lease.

17.	UNDERTENANT’S GUARANTOR’S ACKNOWLEDGEMENT

17.1	The Undertenant’s Guarantor consents to the Undertenant entering into this licence and agrees that the Undertenant’s Guarantor’s obligations under the Underlease:

(A)	shall extend and apply to the covenants of the Undertenant in this licence;

(B)	shall not be released or diminished by any provision of this licence; and

(C)	to the extent that any provision of this licence varies the terms of the Underlease, shall apply to the Underlease as varied.

17.2	The Undertenant’s Guarantor guarantees to the Landlord that the Undertenant will observe and perform its obligations under this Licence, such guarantee to be in the same form mutatis mutandis as the covenants set out in the Fourth Schedule of the Underlease.

18.	NOTICES

18.1	Any notice to be given under or in connection with this licence shall be:

(A)	in writing (which for this purpose shall not include e-mail or fax) provided that in the case of service of notice on the Undertenant’s Guarantor a copy of the notice may also be faxed to 001 212 319 1565 marked for the attention of “General Counsel”; and

(B)	delivered by hand or sent by first class post, special delivery or recorded delivery to the addressee at its registered office or such other address as previously notified in writing to the giver of the notice by the addressee.

18.2	In the absence of evidence of earlier receipt, a notice given in accordance with Clause 18.1 is deemed to be given:

(A)	if delivered by hand before 5.00pm on a Business Day, on the day it is delivered;

(B)	if delivered by hand after 5.00pm on any day, on the first Business Day after the day it is delivered; and

(C)	if sent by first class post, special delivery or recorded delivery, on the second Business Day after it is posted.

18.3	Any approval (whether written or otherwise) required to be given by or on behalf of the Landlord in accordance with this Deed may only be given by Peter Kyte and/or Mike Shepherd of Canary Wharf Management Limited (or such other person or persons as the Landlord may direct from time to time).

19.	JURISDICTION

19.1	This licence and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

19.2	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this licence or its subject matter or formation (including non-contractual disputes or claims).

20.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties do not intend that any provision of this licence is to be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to it or a successor of such a party.

I N W I T N E S S of which the Landlord, the Tenant, the Tenant’s Guarantor, the Undertenant and the Undertenant’s Guarantor have executed this document as a deed on the date specified in the Particulars.

SCHEDULE 1

PART 1A

LIST OF APPROVED RELEVANT WORKS CONTRACTORS AND DESIGN TEAM

	Party	Role	Form of Warranty
Design Team	MCM Architecture	Architect	B

	Dunwoody LLP	M&E Designer	B

Contractors	Swift Refurbishment	Main Contractor	A

	Associate Mechanical	Mechanical Sub-Contractor	A

	John Farley Limited	Electrical Sub-Contractor	A

	Siemens PLC	Fire Alarm	C

	Eton Associates Limited	BMS	C

	Eton Fire Limited	Sprinklers	C

	E&I Limited	UPS	C

	Gleeds*	Costs consultants	—

	Veyron Consulting Limited*	Project Manager	—

PART 1B

LIST OF APPROVED RELEVANT WORKS CONTRACTS

1.	JCT design and build contract revision 2 2009 draft dated 10 September 2009 to be entered into between (1) MF Global UK Limited and (2) Swift Refurbishments Limited.

2.	Letter of intent dated 27 July 2010 between (1) MF Global UK and (2) Swift Refurbishments Limited.

3.	Employer requirements revised issue 13 September 2010 prepared by Gleeds.

4.	CIC contract to be entered into between (1) MF Global UK Limited and (2) MCM Architecture Ltd appointing MCM Architecture Ltd as architectural design, design lead and space planner.

5.	CIC contract to be entered into between (1) MF Global UK Limited and (2) Dunwoody Ltd appointing Dunwoody Ltd as building services designer.

ANNEX 1

Landlord’s Fit Out Regulations

ANNEX 2

Landlord’s UPS Works Specification

ANNEX 3

Strip Out Works Specification

ANNEX 4

UPS Works Specification

ANNEX 5

Stage D Plus Report and plans and specifications

comprising the Undertenant’s Works, Scope and Plans

ANNEX 6

Warranties

Form A - JCT Warranty

Form B - CIC Warranty

Form C - Contractor Warranty

EXECUTED AS A DEED on behalf of 5 CHURCHILL PLACE L.P.,

a limited partnership established in Bermuda (“the Partnership”)

by [                                ] and [                                ]

being persons who, in accordance with the laws of that territory,

are acting under the authority of the Partnership

Signature:		Authorised Signatory

Name: (in BLOCK CAPITALS) _______________

Signature:		Authorised Signatory

Name: (in BLOCK CAPITALS) _______________

Executed as a deed by	)
J.P. MORGAN MARKETS LTD	)
acting by John Clare,director	)
in the presence of:	)	Signature of director

Witness’ signature:
Witness’ name (in capitals):
Witness’ address:

Witness’ occupation:

Executed as a deed on behalf of	)
THE BEAR STEARNS COMPANIES LLC	)
a limited liability company incorporated under	)
the laws of The State of Delaware by John Clare	)
being a person who, in accordance with the	)
laws of that territory is acting under the authority	)
of the Company	)

Executed as a deed by	)
MF GLOBAL UK LIMITED	)
acting by a ,director	)
in the presence of:	)	Signature of director

Witness’ signature:
Witness’ name (in capitals):
Witness’ address:

Witness’ occupation:

Executed as a deed by	)
MF GLOBAL HOLDINGS LTD	)
a company incorporated under the laws of The State of Delaware by	) )
William McGowan, acting as an attorney	)
Pursuant to a power of attorney dated 25 October 2010, being a person who, in accordance with the laws of that territory is acting under the authority of the Company	) ) )
Name: William McGowan
Title: Senior Vice President and
European General Counsel

    DATED                          2010

5 CHURCHILL PLACE L.P.

J.P. MORGAN MARKETS LIMITED

THE BEAR STEARNS COMPANIES LLC

MF GLOBAL UK LIMITED

and

MF GLOBAL HOLDINGS LTD

L I C E N C E  T O  P E R M I T

F I T  O U T  W O R K S

PREMISES:	Part Ground Floor and Floors 1 to 4 (inclusive), 5 Churchill Place, Canary Wharf, London E14
UNDERLEASE:	An underlease dated and made between J.P. Morgan Markets Limited (1), MF Global UK Limited (2) and MF Global Holdings Ltd (3)

SLAUGHTER AND MAY

ONE BUNHILL ROW

LONDON EC1Y 8YY

TEL NO: 020 7600 1200

FAX NO: 020 7090 5000

REF: JSYN/DJWS

505825789

P A R T I C U L A R S

Date of licence	:	2010

Parties to this licence	:	Landlord 5 CHURCHILL PLACE L.P. (a limited partnership established and registered in Bermuda with number 43789) of 5B Waterloo Lane, Pembroke HM08 Bermuda

Tenant J.P. MORGAN MARKETS LIMITED (registered in England number 1592029) whose registered office is at 125 London Wall London EC2Y 5AJ

Tenant’s Guarantor

THE BEAR STEARNS COMPANIES LLC a limited liability company incorporated under the laws of The State of Delaware of Corporation Trust Centre, 1209 Orange Street, Wilmington, New Castle DE, USA

Undertenant MF GLOBAL UK LIMITED (registered in England number 1600658) whose registered office is at Sugar Quay, Lower Thames Street, London EC3R 6DU

Undertenant’s Guarantor MF GLOBAL HOLDINGS LTD whose registered office is at Corporation Trust Centre, 1209 Orange Street, Wilmington, Newcastle, Delaware, USA

Premises	:	Part Ground Floor and Floors 1 to 4 (inclusive), 5 Churchill Place, Canary Wharf, London E14

Lease	:	A lease dated 26 November 2009 and made between Canary Wharf (BP2) T1 Limited and Canary Wharf (BP2) T2 Limited (1), Canary Wharf Management Limited (2), J.P. Morgan Markets Limited (3), The Bear Stearns Companies LLC (4) and Canary Wharf Holdings Limited (5)

Underlease	:	An underlease dated the date of this deed and made between J.P. Morgan Markets Limited (1), MF Global UK Limited (2) and MF Global Holdings Ltd (3)